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                                                                    Exhibit 12.1

                                  POPULAR, INC.
                COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES
                          AND PREFERRED STOCK DIVIDENDS
                             (Dollars in thousands)

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
                                                                            Year Ended December 31,
                                              -------------------------------------------------------------------------------------
                                                  2005              2004              2003              2002               2001
                                              -------------     -------------     -------------     -------------     -------------
Income before income taxes                    $     680,942     $     628,067     $     597,410     $     463,606     $     408,404


Fixed charges:

            Interest expense                      1,241,652           840,754           749,550           863,553         1,039,105
            Estimated interest component
              of net rental payments                 27,454            25,068            22,940            19,963            18,713

            Total fixed charges including
              interest on deposits                1,269,106           865,822           772,490           883,516         1,057,818

            Less: Interest on deposits              430,813           330,351           342,891           432,415           517,881

            Total fixed charges excluding
              interest on deposits                  838,293           535,471           429,599           451,101           539,937

Income before income taxes and
  fixed charges(including interest on
  deposits)                                   $   1,950,048     $   1,493,889     $   1,369,900     $   1,347,122     $   1,466,222

Income before income taxes and
  fixed charges(excluding interest on
  deposits)                                   $   1,519,234     $   1,163,538     $   1,027,009     $     914,707     $     948,340

Preferred stock dividends                            11,913            11,913             9,919             2,510             8,350


Ratio of earnings to fixed charges

            Including Interest on Deposits              1.5               1.7               1.8               1.5               1.4

            Excluding Interest on Deposits              1.8               2.2               2.4               2.0               1.8

Ratio of earnings to fixed charges & Preferred Stock Dividends

            Including Interest on Deposits              1.5               1.7               1.7               1.5               1.4

            Excluding Interest on Deposits              1.8               2.1               2.3               2.0               1.7
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